Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Western Gas Holdings, LLC (as general partner of Western Gas Partners, LP):
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-151317) of Western Gas Partners, LP and subsidiaries of our report dated March 12, 2009 with respect to the consolidated balance sheets of Western Gas Partners, LP and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, parent net equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2008.
/s/ KPMG LLP
Houston, Texas
March 12, 2009